EXHIBIT 4.24
LOAN AGREEMENT
DATED SEPTEMBER 2006
BETWEEN
FBB — FIRST BUSINESS BANK S.A.
as Lender
- and -
ADVENTURE FOUR S.A.
as Borrower
SARANTITIS LAW FIRM
91 AKTI MIAOULI
GR 185 38 PIRAEUS
GREECE

INDEX

1.	PURPOSE AND DEFINITIONS	4
2.	REPRESENTATIONS AND WARRANTIES	13
3.	THE BANK’S COMMITMENT	16
4.	CONDITIONS	17
5.	THE LOAN	18
6.	REPAYMENT AND PREPAYMENT	19
7.	INTEREST AND INTEREST PERIODS	21
8.	PAYMENTS	22
9.	PLEDGES — APPLICATION OF EARNINGS	24
10.	EVENTS OF DEFAULT	26
11.	SECURITY, APPLICATION CLAUSE	30
12.	UNDERTAKINGS	31
13.	COVENANTS	32
14.	FEES	36
15.	FORCE MAJEURE, ILLEGALITY AND INCREASED COST	36
16.	EXPENSES AND INDEMNITIES	39
17.	ACCOUNTS AND SET-OFF	40
18.	ASSIGNMENT AND TRANSFER OF LOAN	41
19.	NOTICES	42
20.	MISCELLANEOUS	42
21.	APPLICABLE LAW AND JURISDICTION	43

SCHEDULES SCHEDULE 1 SCHEDULE 2 SCHEDULE 3	DRAWDOWN NOTICE CONDITION PRECEDENT DOCUMENTS CERTIFICATE OF DRAWDOWN

THIS AGREEMENT is entered into the ....... day of September 2006
BETWEEN
(1)	FBB — FIRST BUSINESS BANK S.A., a banking company incorporated under the laws of Greece, whose registered office is situated at 91 Michalakopoulou Street, 11528 Athens, Greece, acting through its shipping division at 62 Notara and Sotiros Dios Streets, 18535 Piraeus, Greece, as lender (the “Bank”) and

(2)	ADVENTURE FOUR S.A., a company organised and existing under the laws of the Republic of Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (hereinafter called the “Borrower”).
AND BY WHICH IT IS AGREED AS FOLLOWS:
1.	PURPOSE AND DEFINITIONS

1.01	This Agreement sets out the terms and conditions upon and subject to which the Bank will make available to the Borrower a term loan facility of up to the lesser of (i) 60% of the Market Value of the Vessel determined in accordance with Clause 12.02 on the basis of the Vessel’s value after the successful completion of her special survey/dry docking and (ii) four million eight hundred thousand Dollars ($4,800,000), by way of two (2) advances, as follows:
a)	Advance A amounting up to two million three hundred thirty thousand Dollars ($2,330,000) to be used for the purpose of refinancing in full the outstanding indebtedness of the Borrower towards Egnatia Bank S.A. under a loan agreement dated 9th June 2005 as amended and

b)	Advance B amounting up to two million four hundred seventy thousand Dollars ($2,470,000) or such less amount which when added to Advance A upon the Drawdown Date of Advance B will not exceed 60% of the Market Value of the Vessel, at the time of the successful completion of her special survey/dry docking, same to be used partly to refinance in full the outstanding indebtedness of the Borrower towards Hollandsche Bank-Unie under an overdraft facility agreement dated 14th June 2006 which as of today is equal to two million Dollars ($2,000,000) and the remaining balance (if any) to provide financing to the Borrower of up to the lesser of (i) four hundred seventy thousand Dollars ($470,000) and (ii) 47% of the special survey/dry docking costs to be born by the Borrower due to the scheduled special survey / dry docking of the Vessel to be carried out by the Borrower.
1.02	In this Agreement unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties, in this Clause:-

“Advance A” means the principal amount of the Loan of up to two million three hundred thirty thousand Dollars ($2,330,000) to be utilised by the Borrower for the repayment in full of its outstanding indebtedness to Egnatia Bank S.A. under the loan agreement dated 9th June 2005 as amended, entered into between said bank and the Borrower.

“Advance B” means the principal amount of the Loan of up to two million four hundred seventy thousand Dollars ($2,470,000) or such less amount which when added to Advance A will not exceed 60% of the Market Value of the Vessel determined at the time that the special survey/dry docking will be successfully completed, same to be utilised by the Borrower partly for the repayment of its outstanding indebtedness to Hollandsche Bank-Unie under the overdraft facility agreement dated 14th June 2006 entered into between such bank as lender and the Borrower as creditor, amounting today to two million Dollars ($2,000,000) and the remaining balance (if any) to provide financing to the Borrower of up to the lesser of (i) four hundred seventy thousand Dollars ($470,000) and (ii) 47% of the special survey/dry docking costs and expenses to be paid by the Borrower due to the Vessel’s scheduled special survey/dry docking;

“Advances” means together “Advance A” and “Advance B” and in the plural means any of them;

“Agreement” means this Agreement as originally executed or as it may from time to time be supplemented and/or amended;

“Assignment” means in respect of the Vessel, the first priority assignment of the earnings and insurances and any requisition compensation to be entered into by the Borrower in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

“Bank” means the Bank as specified in the beginning of this Agreement and includes any successor in title and assignee or transferee bank pursuant to Clause 18.02;

“Banking Day” means any day on which banks and foreign exchange markets are open for the transaction of business of the nature required by this Agreement in Athens, Piraeus, London, New York and in the place or places from time to time specified;

“Borrower” means the Borrower as specified in the beginning of this Agreement;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank at any time, either:

a)	as a result of any repayment of the Loan or any part thereof otherwise than in accordance with Clause 6 whether on a voluntary or involuntary basis or otherwise howsoever; or

b)	as a result of the Borrower for any reason failing or being incapable of drawing the Loan or any part thereof after serving a Notice of Drawdown to the Bank, in liquidating or reemploying fixed deposits acquired to maintain the Loan or any part thereof as certified by the Bank to the Borrower on each occasion on which they may arise;

“Commitment” means the amount which the Bank has agreed to lend to the Borrower under Clause 1.01 as reduced pursuant to any relevant term of this Agreement;

“Corporate Guarantee” means the guarantee in respect of the Borrower’s obligations under this Agreement and the Security Documents executed or to be executed by the Corporate Guarantor in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

“Corporate Guarantor” means Freeseas Inc. a company incorporated under the laws of the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Dollars” and “$” means United States Dollars, being legal currency at any relevant time under this Agreement of the United States of America and in respect of all payments under this Agreement and under the Security Documents funds which are for same day settlement on the relevant due date in the New York Clearing House Interbank Payments System or such other United States Dollar Funds as shall at any such time be customary for same day settlement of international banking transactions in New York City in United States Dollars;

“Drawdown Date of Advance A” means the Banking Day on which Advance A is or is to be drawn down under this Agreement;

“Drawdown Date of Advance B” means the Banking Day on which Advance B is or is to be drawn down under this Agreement;

“Earnings” means all moneys whatsoever due or to become due to the Borrower and/or the Corporate Guarantor and/or the Manager at any time during the Loan Period arising out of the use or exploitation or management and operation of the Vessel including (but without prejudice to the generality of the foregoing) hire and any other payments payable to the Borrower and/or the Corporate Guarantor and/or the Manager under the time charters as well all freight hire and passage moneys compensation payable to the Borrower and/or the Corporate Guarantor and/or the Manager in the event of requisition of the Vessel for hire, remuneration for salvage and towage services demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charter party or other contract of employment and all moneys which are payable to the Borrower and/or the Corporate Guarantor and/or the Manager at any time under any contract of insurance of the Vessel;

“Earnings Account” means the Dollar current account opened or to be opened in the name of the Borrower with the Bank or any other branch of the Bank for the receipt of the Earnings s specified in Clause 9.01 hereunder or such other account or accounts as may be established for this purpose with the prior written consent of the Bank;

“Environmental Affiliate” means any agent or employee of the Borrower or the Corporate Guarantor or the Manager or any other Relevant Party or any person having a contractual relationship with the Borrower or the Corporate Guarantor or any other Relevant Party concerning any Relevant Ship or her management, operation or the carriage of cargo;

“Environmental Claims” means any and all actions, causes of actions, suits, losses, costs, liabilities and damages of any and every kind of character fixed or contingent and expenses incurred in connection therewith instituted or completed for the enforcement of any Environmental Law or Environmental Licence by any local government or government agency or authority pursuant to any Environmental Law together with claims made by any third party in connection with any damage, contribution or loss thereunder including expenses for the imposition or removal of any lien, pledge, charge or mortgage on or over the Vessel or any asset of the Borrower or any other Relevant Party;

“Environmental Law” means any national, international and state law, regulation, code of practice, circular, guidance, notice or the like (including without limitation the United States Oil Pollution Act and any comparable laws of the individual States of the United States of America) now existing or hereinafter enacted or promulgated or any judicial or administrative interpretation thereof, concerning any Relevant Ship or protection of human health or the environment including without limitation the carriage, storage, treatment, disposal, spills, releases or discharges of Material of Environmental Concern from any Relevant Ship;

“Environmental Licence or Approval” means any permit, licence, authorisation, consent or other approval of any governmental or public body or authorities or court applicable to any Relevant Ship or her operation or her carriage of cargo thereon and/or provisions of goods and/or services on or from such Relevant Ship required by any Environmental Law;

“Events of Default” means any event or circumstance set out in Clause 10.01;

“Final Availability Date” means in relation to both Advances, the last Banking Day of November 2006 or such later date as the Bank may, in its sole and absolute discretion, agree in writing;

“Final Maturity Date” means the date falling three (3) years from the Drawdown Date of Advance B or from the Final Availability Date, whichever is the latest;

“Group” means together the Borrower, the Corporate Guarantor, the other Security Parties and any other company substantially owned and/or controlled by the same beneficial owners as the Borrower and/or the Corporate Guarantor and any other entities and/or businesses managed by the same person(s);

“Insurances” means all policies and contracts of insurance (which expression includes all entries of the Vessel in any protection and indemnity association or any war risks association and, where the context so admits, any reinsurance of any such policies and contracts of insurance) which are from time to time during the Loan Period taken out or entered into by or on behalf of the Borrower or the Corporate Guarantor or the Manager (as the case may be) in respect of the Vessel or her increased value or Earnings or otherwise howsoever in connection therewith and, where the context so admits, all benefits thereof including all claims of whatsoever nature and returns of premium thereunder;

“Interest Payment Date(s)” means the last day of each Interest Period and in the case of an Interest Period of (subject to the provisions of Clause 7.02) longer than three (3) months, each day falling at consecutive three-monthly intervals after the first day of such Interest Period;

“Interest Period” means each period fixed in accordance with the provisions of Clause 7 as the period for the calculation of the Interest Rate in relation to the Loan or any relevant part thereof;

“Interest Rate” means the rate of interest payable in respect of the Loan or any part thereof ascertained in accordance with the provisions of Clause 7;

“ISM CODE” means the International Management Code (including the guidelines on its implementation) for the safe operation of ships and for pollution prevention as adopted by the Assembly of IMO by resolutions A.741 (18) and A. 788 (19) as applied during the Loan Period by application of the International Convention for the Safety of Life at Sea and includes any amendments or extensions thereto and any regulation issued pursuant thereto. The terms “safety management system” or “SMS”, “Safety Management Certificate” or “SMC” and “Document of Compliance” or “DOC” have the same meanings as are given to them in the ISM CODE;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Libor” means for any Interest Period for which an interest rate is to be determined hereunder:
(a)	the rate per annum determined by the Bank to be equal to the LIBOR fixing on Telerate page 3750 (or in the relevant page of any equivalent system) for deposits in Dollars for a period corresponding to such Interest Period at 11.00 a.m. London time two (2) Banking Days prior to the beginning of the relevant Interest Period; or

(b)	if no rate is quoted on Telerate page 3750, the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) of the rates per annum notified by the Bank as the rate at which deposits in Dollars are offered by leading banks to other leading banks in the London Interbank Market at or about 11.00am (London time) two (2) Banking Days prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Loan” means the principal amount of up to four million, eight hundred thousand Dollars ($4,800,000) or such lesser amount which is equal to 60% of the Market Value of the Vessel to be determined by the Bank in accordance with Clause 12.02 on the basis of the Vessel’s value after successful completion of her special survey/dry docking, to be requested by the Borrower pursuant to Clause 5.01 and be drawn down by means of Advance A and Advance B, subject to and upon the terms and conditions of this Agreement, or as the context may require, the principal amount of such loan drawn down and outstanding for the time being;

“Loan Period” means the period from the Drawdown Date of Advance A to the date upon which the Loan has been repaid in full together with all interest thereon and all other moneys payable to the Bank under this Agreement and the Security Documents;

“Manager” means Free Bulkers S.A., a company incorporated under the laws of the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, and having legally established an office operating in

Greece under the Greek Law 89/1967 as amended and currently in force or any such company as the Bank may approve as manager of the Vessel;

“Manager’s Undertaking” means a letter of undertaking and subordination to be executed by the Manager in favour of the Bank, in form and substance satisfactory to the Bank, pursuant to which the Manager’s rights and claims as manager of the Vessel will be subordinated to any and all rights and claims of the Bank hereunder and under the Security Documents;

“Margin” means two percent (2%) per annum;

“Market Value” means the market value of the Vessel and/or any Vessel determined by the Bank at any relevant time, pursuant to the provisions of Clause 12.02;

“Material of Environmental Concern” means and includes pollutants, contaminant toxic, harmful or noxious substances, oil and vessels discharges and hazardous substances as defined in the Environmental Laws and the Environmental Licences;

“Month” means calendar month;

“Mortgage” means a first preferred Panamanian naval mortgage on the Vessel executed or to be executed by the Borrower in favour of the Bank, in form and substance satisfactory to the Bank, as the same may from time to time be supplemented and/or amended;

“Notice of Drawdown” means a notice substantially in the form set out in Schedule 1;

“Outstanding Indebtedness” means the aggregate of the Loan and interest thereon and all other sums of money from time to time owing by the Borrower to the Bank under this Agreement and/or the Security Documents or any of them, whether actually or contingently, presently or in the future in respect of the Loan;

“Permitted Encumbrance” means any encumbrance created pursuant to the Security Documents or permitted to exist pursuant to the terms of this Agreement or the Security Documents;

“Pledges” means collectively the first priority pledge on the Earnings Account and the Retention Account Pledge, to be executed by the Borrower, as provided in Clause 9 of this Agreement, in form and substance satisfactory to the Bank and “Pledge” means any of them;

“Receiving Bank” means Deutsche Bank Trust Co. Americas (ex Bankers Trust Company, New York) SWIFT address BKTRUS33, or such other bank in New York as the Bank may notify to the Borrower;

“Related Company” means any company member of the Group or other entity of which such company is a Subsidiary and any Subsidiary of any such company or entity and in the plural means more of such companies;

“Relevant Party” means the Borrower, the Borrower’s Related Companies, any other Security Party and any Security Party’s Related Companies;

“Relevant Ship” means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned by any Relevant party;

“Repayment Date” means in relation to the Loan each date for the repayment of the Loan provided in Clause 6.01 of this Agreement, such date being a Banking Day (or if any such date is not a Banking Day in such places the next succeeding Banking Day in all such places unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day) and in the plural means anyone or more of such dates;

“Repayment Instalment” means any repayment instalment of the Loan which becomes due for repayment by the Borrower to the Bank on a Repayment Date pursuant to Clause 6.01;

“Retention Account” means an interest-bearing Dollar account of the Borrower opened or (as the context may require) to be opened by the Borrower with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be a Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means the pledge executed or (as the context may require) to be executed by the Borrower in favour of the Bank in respect of the Retention Account;

“Security Documents” means the Mortgage, the Assignment, the Pledges, the Manager’s Undertaking, the Corporate Guarantee and any other document or documents that may be or may have been executed as security for the Loan or any part thereof, interest thereon and any other moneys payable to the Bank under this Agreement and/or any such document;

“Security Party” means the Borrower, the Corporate Guarantor and any other person (other than the Bank) which is or may become a party to any of the Security Documents;

“Specific Assignment” means in relation to the Vessel, a specific assignment to be executed by the Borrower in favour of the Bank in respect of the Time Charter, in form and substance satisfactory to the

Bank, as the same may from time to time be supplemented and/or amended;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” means all taxes (including, but without limitation, income, ad valorem, capital gains, value added, service, sales, excise, franchise, stamp, property or other taxes) levies, imports, duties, charges, withholdings, assessments, penalties, fines, interest on tax, all licence and registration fees and any other governmental, quasi-governmental or official charges wheresoever and by whomsoever imposed and “Taxation” shall be construed accordingly;

“Time Charter” means any time charter to be entered into at any time between the Borrower and a time charterer acceptable and approved by the Bank in respect of the Vessel for a period in excess of twelve (12) months and with rates of charter hire acceptable and approved by the Bank;

“Total Loss” shall, in relation to the Vessel mean:
(a)	actual or constructive or compromised or arranged total loss of the Vessel;

(b)	requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

(c)	capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Owner from such capture, seizure, arrest or detention within one (1) month after the occurrence thereof;
“Vessel” means the 1981 built vessel, named FREE FIGHTER of 23,696 gross registered tons and 14,790 net registered tons, flying the Panama flag (Statutory Navigation Patente No. 22606-96C) owned by the Borrower and registered under its title and ownership with the Panamanian Registry;

1.03	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations. Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement. Reference to Clauses and Appendices are to Clauses of and appendices to this Agreement save as may be otherwise expressly provided herein.

1.04	This agreement supersedes the terms and conditions contained in any correspondence related to the subject matter of this agreement exchanged between the Bank, the Borrower and/or the Corporate Guarantor and/or the Manager or their representatives prior to the date of this Agreement.

2.	REPRESENTATIONS AND WARRANTIES

2.01	The Borrower hereby represents and warrants to the Bank as at the date of this Agreement that :-

(a)	it and each of the other Security Parties is duly incorporated, validly existing and in good standing under the laws of their respective countries of incorporation as limited liability companies, have full power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or as the case may be, manage vessels as well as, to enter into and perform their obligations under this Agreement and such of the Security Documents to which each of them is or is to be a party;

(b)	all necessary governmental authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Agreement and the Security Documents, the acquisition and ownership of the Vessel by the Borrower and the performance by the Borrower and the other Security Parties of their obligations under the Loan Agreement and/or the Security Documents (as the case may be) have been obtained and will be maintained in full force and effect throughout the Loan Period and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with any of the same so far as the Borrower is aware;

(c)	it and each of the other Security Parties have taken all necessary actions to authorise the borrowing of the Loan, the execution, delivery and performance of this Agreement and the Security Documents to which it is or is to be a party and each document do or will upon execution thereof by the Borrower or each of the other Security Parties being or to become a party thereto constitute, valid and binding obligations of the Borrower or such of the Security Parties enforceable in accordance with their respective terms;

(d)	the execution, delivery and performance of this Agreement does not and will not and the execution, delivery and performance of the Security Documents will not, during the Loan Period, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding the Borrower or any other Security Party or any of their properties or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Security Documents) on any of such properties or assets;

(e)	neither the Borrower nor the Corporate Guarantor is in default under any agreement to which it is a party and no action, suit, proceeding or arbitration proceeding is pending or threatened against them or any of their assets;

(f)	it and each of the other Security Parties have fully disclosed orally and in writing to the Bank all facts which they know or which they should reasonably know and which are material for disclosure to the Bank in the context of this Agreement and all information furnished by them or on their behalf relating to refinance of the existing indebtedness of the Vessel and/or the Borrower and their business and affairs in connection with this Agreement and/or the Security Documents was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

(g)	none of the assets or rights of the Borrower or any of the other Security Parties is subject to any mortgage, charge, lien or encumbrance other than Permitted Encumbrances;

(h)	no litigation, arbitration or administrative proceeding is taking place, pending or, to the knowledge of the directors and/or officers of the Borrower and any of the other Security Parties threatened against the Borrower or any of the other Security Parties which could have a material adverse effect on their business, assets or financial condition;

(i)	the choice of law to govern this Agreement and any of the Security Documents expressed to be governed by Greek Law and the submission of the parties to the non-exclusive jurisdiction of the Greek Courts is valid and binding;

(j)	neither the Borrower nor any other Security Party is entitled to immunity on the grounds of sovereignty or otherwise from any legal actions or proceedings;

(k)	except for the registration of the Mortgage under the laws of the Republic of Panama, all acts, conditions, and things required to be done, fulfilled and performed in order (a) to enable the Borrower and each of the other Security Parties lawfully to enter into, exercise their respective rights under and perform and comply with the obligations expressed to be assumed by them in the Security Documents, (b) to ensure that the obligations expressed to be assumed by them in the Security Documents are legal, valid and binding and (c) to make the Security Documents admissible in evidence in each pertinent jurisdiction have been done, fulfilled and performed;

(l)	without prejudice to the priority afforded by the Mortgage, the Assignment and the Pledges (as applicable) and any other Security Documents, under the laws of the relevant jurisdiction of incorporation in force at the date hereof the claims of the Bank against the Borrower and the other Security Parties under this Agreement and the Security Documents will rank at least pari passu with the claims of all its other unsecured and non-subordinated creditors, save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation, or other laws of general application;

(m)	it is not required to make any deduction or withholding from any payment which it may be obliged to make to the Bank under or pursuant to the Security Documents;

(n)	the Borrower and each of the other Security Parties have complied with all Taxation laws in all jurisdictions in which they are subject to Taxation and have paid all Taxes due and payable by them; no material claims are being asserted against the Borrower or any of the other Security Parties with respect to Taxes which might, if such claims were successful, have a material adverse effect on the business, assets or financial condition of the Borrower or each of the other Security Parties.

2.02	The Borrower hereby represents and warrants to the Bank that:

(a)	the Vessel on the Drawdown Date of Advance A will be:-

(i)	in the absolute and unencumbered ownership of the Borrower, save as contemplated by this Agreement and the Security Documents;

(ii)	registered in the name of the Borrower under the laws and flag of the Republic of Panama;

(iii)	classed the highest class for like vessels with American Bureau of Shipping or Bureau Veritas, or Lloyds Register or Germanischer Lloyd or NKK or any other equivalent classification society which is a member of the International Association of Classification Societies and which has been approved by the Bank and such class will be free of all recommendations and requirements of such classification society affecting class and with all trading certificates valid;

(iv)	operationally seaworthy and complying with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the flag of the Republic of Panama;

(v)	insured in accordance with the provisions of the Mortgage and the requirements therein in respect of such Insurances having been complied with;

(vi)	managed by the Manager;

(b)	the Mortgage will have been duly executed by the Borrower on the Drawdown Date of Advance A and will have been duly registered against the Vessel as a valid first preferred naval mortgage in respect of Vessel in accordance with the laws of the Republic of Panama;

(c)	the Borrower and the Related Companies have complied with the provisions of all Environmental Laws and they have obtained all the Environmental Approvals and are in compliance with all such Environmental Approvals;

(d)	neither the Borrower nor any of the Related Companies have received notice of any Environmental Claim and no Environmental Claim is pending or threatened against the Borrower, or the Vessel or any Related Company or any other Relevant Ship;

(e)	any ISM CODE provisions applicable to the Borrower and/or the Corporate Guarantor and/or the Manager and/or any other Related Company or any Relevant Ship have been and will be complied by them;

(f)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship which could give rise to an Environmental Claim;

(g)	the Borrower shall provide to an independent surveyor appointed by the Bank with any powers and authorities needed to be given access to undertake at the Borrower’s expense, an inspection during the period of the special survey/dry docking and after its completion in order to evaluate and advise the Bank of all the specific works that have been carried out throughout the special survey/dry docking and their exact cost;

(h)	the Borrower will, upon entering into the Time Charter, execute and deliver to the Bank the Specific Assignment.

2.03	The Borrower hereby further represents and warrants to the Bank that upon the Drawdown Date of Advance A or the Drawdown Date of Advance B (as the case may be) under this Agreement and as of each Repayment Date and (if different) the first day of each respective Interest Period the representations and warranties contained in Clauses 2.01 and 2.02 updated, mutatis mutandis, to each such date shall be true and correct as if made at each such date with reference to the facts and circumstances then existing.

3.	THE BANK’S COMMITMENT

3.01	The Bank, relying upon (inter alia) each of the representations and warranties set forth in Clause 2 and in each of the other Security Documents hereby agrees with Borrower that subject to and upon the terms and conditions of this Agreement will make the Loan available to the Borrower by means of Advance A and Advance B in the manner referred to in Clause 1.01 hereof.

3.02	The Bank shall be under no obligation to make or continue to make the available to the Borrower:
(a)	after the Final Availability Date;

(b)	if at the time any part of the Commitment is to be drawn down an Event of Default has occurred and is continuing or any event has occurred and is continuing which constitutes or with the giving of notice or lapse of time or otherwise could constitute an Event of Default;

(c)	if at the time any part of the Commitment is to be drawn down, the representations and warranties contained in Clause 2 related to any part of the Commitment or any of the representations and warranties contained in any of the Security Documents are not true and correct;

(d)	if any of the applicable conditions referred to in Clause 4 have not been satisfied;

(e)	if any fee payable pursuant to this Agreement prior to or on the drawdown of any part of the Commitment pursuant to Clause 13 has not been paid.
4.	CONDITIONS

4.01	The obligation of the Bank to make available the Commitment shall be subject to the condition that the Bank, or its duly authorized representative, shall have received, not later than two (2) Banking Days before the date of this Agreement, the documents and evidence specified in Schedule 2(A) in form and substance satisfactory to the Bank and its legal advisors.

4.02	The obligation of the Bank to make each Advance available under this Agreement shall be expressly subject to the following conditions precedent:
(a)	that the Bank shall have received on or before the date upon which Notice of Drawdown is given requesting the drawdown of such Advance in accordance with Clause 5.02 the documents related to such Advance described in Schedules 2(B) or 2(C) (as the case may be), in form and substance satisfactory to the Bank and its legal advisors,

(b)	no Event of Default has occurred and is continuing or any event has occurred and is continuing which constitutes or would result to an Event of Default from the making of such Advance,

(c)	that the representations and warranties contained in Clause 2 or any of the representations and warranties contained in any of the Security Documents are and remain true and correct.
4.03	Without prejudice to the foregoing provisions of this Clause 4, the Borrower hereby undertakes with the Bank to make or procure to be made such amendments and/or additions to any of the documents delivered to the Bank pursuant to Clauses 4.01 and 4.02 and to execute and/or deliver to the Bank or procure to be executed and/or delivered to the Bank such further documents as the Bank and its legal advisors may reasonably require to satisfy themselves that all the terms, conditions and requirements of this Agreement and the Security Documents have been complied with.

4.04	Without prejudice to the foregoing provisions of this Clause 4 in the event that the Bank, in its sole and absolute discretion, makes an Advance available prior to the satisfaction of all or any of the applicable conditions referred to in the foregoing provisions of this Clause 4, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within fourteen (14) days of the drawdown of such Advance or such longer period as the Bank may, in its sole and absolute discretion, agree in writing.

4.05	Without prejudice to the Borrower’s obligations under Clause 13.01 the Bank shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

5.	THE LOAN

5.01	Subject to the fulfilment of the applicable conditions referred to in Clause 4 and subject to Clauses 3.01, 3.02 and 5.02 hereunder, the Bank relying upon (inter alia) each of the representations and warranties set forth in Clause 2 shall upon receipt of a Notice of Drawdown being not less than two (2) Banking Days’ prior to the Drawdown Date of Advance A or the Drawdown Date of Advance B (as the case may be) but in any event not less than two (2) Banking Days prior to the Final Availability Date given by the Borrower in accordance with Clause 5.02, advance to the Borrower on the date specified in such Notice of Drawdown each Advance to the account specified in the Notice of Drawdown by the Borrower, in accordance with the terms of such Notice of Drawdown, for the related purpose as described in Clause 1.01 of this Agreement, the Borrower hereby irrevocably authorizing and instructing the Bank to make such utilisation of the Loan.

5.02	The Notice of Drawdown requesting any Advance under this Agreement pursuant to Clause 5.01, will be (a) signed on behalf of the Borrower and acknowledged by the Corporate Guarantor through their duly authorized officer(s) or attorney(s), (b) be effective on receipt by the Bank and once given shall be irrevocable, (c) specify the date, being a Banking Day on which an Advance is required to be made, (d) incorporate the notice to be given by the Borrower pursuant to Clause 7.02 and (e) be deemed to constitute a certificate by the Borrower and the Corporate Guarantor to the effect that no Event of Default has occurred which is continuing and that no event has occurred and is continuing which constitutes or would, with the giving of notice or the lapse of time or otherwise, constitute an Event of Default.

5.03	The Bank may allow the drawdown of an Advance or any part thereof upon receipt of a Notice of Drawdown of such Advance always subject to availability of funds and the application of Clause 16 of this Agreement mutatis mutandum.

6.	REPAYMENT AND PREPAYMENT

6.01	The Borrower shall, and it is expressly hereby undertaken by it to repay the Loan on a quarterly basis by twelve (12) equal consecutive Repayment Instalments of three hundred fifteen thousand Dollars ($315,000) each, plus a balloon payment of one million twenty thousand Dollars ($1,020,000) (the “Balloon”) payable together with the last, i.e. twelfth (12th) Repayment Instalment on the Final Maturity Date. The First Repayment Instalment will be payable on a Repayment Date falling on a Banking Day three (3) months after the Drawdown Date of Advance B and subsequent Repayment Instalments shall be repaid at quarterly intervals thereafter with the last of such Repayment Instalments falling due for payment on the Final Maturity Date,

Provided that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full, the amount of each of the Repayment Instalments and the Balloon shall be proportionally reduced, (c) there shall be no Repayment Date after the Final Maturity Date and (d) on the Final Maturity Date, the Borrower shall also pay to the Bank any and all other moneys then due and payable under this Agreement and the Security Documents, and Provided further that each Repayment Date of the Loan should be a date falling three (3) months after the preceding Repayment Date corresponding numerically with the preceding Repayment Date. However if such date is not a Banking Day such Repayment Date shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.

6.02	On giving at least five (5) Banking Days’ prior written notice to the Bank, the Borrower may, subject to a prepayment fee of one percent (1%) of any amount prepaid, payable only in the event that such prepayment is effected by refinance through another credit or financial institution, prepay voluntarily the whole or any part of the Loan in each case together with all unpaid interest accrued thereon (but if in part, in amounts equal to one Repayment Instalment or an integral multiple thereof) on the last day of an Interest Period or on any other Banking Day subject to terms of Clause 6.03.

6.03	No prepayment under Clause 6.02 shall be permitted except on the expiry of an Interest Period, save with the prior written consent of the Bank and only then upon such terms as the Bank may specify concerning all relevant Break Costs incurred in connection with any such prepayment.

6.04	Any prepayment of less than the whole of the Loan under this or any other provision of this Agreement shall be applied (unless expressly provided otherwise by the Bank) in or towards the repayment of the Repayment Instalments payable pursuant to the terms of Clause 6.01 hereinabove in the inverse order of their due dates of payment.

6.05	Any notice given by the Borrower under Clause 6.02 shall be irrevocable and shall oblige the Borrower to pay to the Bank the amount therein stated on the date therein stated. No amount prepaid may be redrawn. Prepayments under this Agreement shall be made together with accrued interest thereon.

6.06	If the Vessel is or becomes a Total Loss, the Borrower shall prepay the whole of the Loan forthwith upon receipt of the proceeds of the Insurances or the requisition compensation relating thereto (as the case may be) except that if either:
(a)	such proceeds of the Insurances or requisition compensation (as the case may be) are not received by the Bank as assignee thereof within three (3) months of the occurrence of the Total Loss; or

(b)	the Bank has reasonable grounds to believe that such proceeds will not be so received within such three (3) month period then the Borrower shall be obliged instead to prepay the whole of the Loan forthwith upon written notice from the Bank requiring it to do so.

6.07	If the Vessel is sold (without prejudice to the Bank’s right to give or refuse its consent to such sale), the Borrower shall on the date of completion of the sale of the Vessel full prepay the whole of the Loan.

7.	INTEREST AND INTEREST PERIODS

7.01	The Borrower shall pay interest on the Loan (or as the case may be each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereof at the applicable Interest Rate, such interest being payable (subject as hereinafter provided) in arrears on each Interest Payment Date.

7.02	By notices to the Bank not later than two (2) Banking Days before the commencement of each Interest Period the Borrower may select whether the length of the next Interest Period for the Loan shall be, one (1), two (2), three (3), six (6), nine (9) or twelve (12) months or such other period as the Borrower may select in respect of the Loan and the Bank may, in its sole and absolute discretion, agree to PROVIDED THAT:-

(a)	the first Interest Period in respect of each Advance shall begin on the Drawdown Date of such Advance and then each subsequent Interest Period shall begin immediately on the expiry of the preceding Interest Period. However, the first Interest Period of Advance B shall be so selected so as to begin on the Drawdown Date of such Advance and expire on the expiry date of the first Interest Period of Advance A, and then the two (2) Advance(s) shall be consolidated and thereafter constitute the Loan in respect of which the subsequent Interest Period shall commence,

(b)	the Borrower shall make such selections of Interest Periods so as to ensure that the expiry of Interest Periods shall coincide with the Repayment Dates or if the Borrower selects an Interest Period which extends beyond any or more Repayment Dates there shall in respect of each Repayment Instalment falling due for payment before the expiry of that Interest Period be such Interest Period or Periods so as to ensure that an Interest Period shall expire in respect of each such Repayment Instalment on the relevant Repayment Date (and for this purpose the Borrower shall be entitled to select Interest Periods of different lengths in relation to the Loan),

(c)	If the last day of an Interest Period is not a Banking Day, such Interest Period shall be extended so as to end in the next Banking Day,

(d)	if there is no day in the month in which an Interest Period is selected to end which corresponds numerically to the day on which it commences it shall end on the last applicable Banking Day in the month in which it is so selected to end, and

(e)	in the absence of any such valid selection by the Borrower the duration of each Interest Period shall (subject to (a) and (b) above) be three (3) months or if the Borrower purports to make a selection which does not comply with the provisions of this Clause 7.02, the duration of each Interest Period shall (subject to (a) and (b) above) be three (3) months.

7.03	The Interest Rate applicable to each Interest Period for the Loan (or any relevant part thereof) shall, subject to Clause 15.04, be the rate computed by the Bank (as conclusively certified by the Bank to the Borrower) as being the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period.

7.04	In the event of any delay by the Borrower in the payment on the due date of any sum due under this Agreement in respect of the Loan or under any of the Security Documents the Borrower shall, without affecting any other remedy of the Bank, pay interest on such sum from the due date to the actual date of payment (as well after as before judgement) at a rate determined by the Bank pursuant to this Clause 7.04. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of one (1) month (or longer period as selected by the Bank) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date. In case that a payment is made in default for any amount, the Interest Periods will be determined by the Bank at its discretion including the amounts for which there is no default, even if the Bank has not (yet) exercised its rights pursuant to Clause 10.02(b) of this Agreement. If for the reasons specified in Clause 15.04, the Bank is unable to determine a rate in accordance with the foregoing provisions of this Clause 7.04, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two percent (2%) per annum above the aggregate of the Margin and costs of funds to the Bank as conclusively determined by the Bank save for manifest error. Interest payable by the Borrower as aforesaid shall be compounded monthly (or if the period fixed by the Bank is longer, at the end of such longer period) and shall be payable on demand.

8.	PAYMENTS

8.01	(a) The Borrower acknowledges that in performing its obligations under this Agreement, the Bank will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Bank and that it is reasonable for the Bank to be entitled to receive payments from the Borrower gross on the due date in order that the Bank is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Security Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 8.02 free and clear of any deductions or withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10.00 am (London time) on a Banking Day on which the relevant payment is due under the terms of this Agreement; and

(ii)	to the Receiving Bank for the account of the Bank, reference: “ADVENTURE FOUR S.A.-LOAN AGREEMENT”.
(b) If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 8.01(a), the Borrower may request and the Bank may agree to alternative arrangements for the payment of the accounts due by the Borrower to the Bank under this Agreement or the other Security Documents.

8.02	If at any time any applicable law requires the Borrower to make any deduction or withholding of whatsoever nature from any payment due under this Agreement or any of the Security Documents, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made. The Borrower shall promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid in respect of any deduction or withholding as aforesaid.

8.03	All interest and any other payments under this Agreement of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a three hundred and sixty (360) day year.

8.04	It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Bank, computerised extracts of its records or files as well as statements of account or a certificate signed by an authorised officer of the Bank given or made as provided in Clause 19 hereunder shall be conclusive, binding and full evidence, save for manifest error, on the Borrower as to the amount at any time due from the Borrower hereunder in respect of principal, interest and other charges or the amount which, at any time would have been due from the Borrower or any other Security Party, of the value of additional securities under Clause 12.03 hereof, the payment or non-payment of any amount and/or the occurrence of any other Event of Default. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Bank on the basis of the above mentioned means of evidence including written statement or certificates of the Bank.

9.	PLEDGES — APPLICATION OF EARNINGS

9.01	The Borrower shall procure, subject to the provisions of the Assignment, that all the Earnings are routed through the Bank and paid directly to the Earnings Account maintained or to be maintained by the Borrower with the Bank.

9.02	Until the occurrence of an Event of Default (in which event the Bank may apply, in accordance with the provisions of Clause 11.03, all moneys then or at any time thereafter standing to the credit of the Earnings Account) any amount standing to the credit of the Earnings Accounts, including all interest accrued or accruing thereon and all other moneys received on the Earnings Account may be freely withdrawn by the Borrower only for the purpose of making payments through such Earnings Account relating strictly to the operation of the Vessel and the related business of the Borrower which are not prohibited by the terms of this Agreement or any of the Security Documents and without prejudice to the terms of Clause 12.03 hereunder and the provisions of the Pledges.

9.03	During each Month of the Loan Period (but by not later than, in the case of the first such Month, the date following twenty eight (28) days after the Drawdown Date of Advance B and in the case of each subsequent Month, the same date of that Month), the Borrower shall be obliged to transfer from the Earnings Account to the Retention Account out of the aggregate amount of Earnings received in the Earnings Accounts during the preceding period pursuant to Clause 9.01 :-
(a)	one third (1/3rd) of the amount of the Repayment Instalment(s) falling due for payment on the next following Repayment Date and

(b)	the relevant fraction of the amount of interest on the Loan falling due on the next Interest Payment Date.
The expression “relevant fraction” in relation to an amount of interest on the Loan falling due for payment means a fraction (which shall be notified by the Bank to the Borrower at the beginning of each Interest Period) where the numerator is always one and where the denominator shall always be three (3) except in the case of an Interest Period of less than three (3) months, in which case the denominator shall be the number of months comprised in such Interest Period.
All monies transferred as above and standing to the credits of the Retention Account shall be subject to the Retention Account Pledge and the terms thereof and shall be utilized by the Bank only for the repayment of the Loan.

9.04	If the aggregate receipts paid into the Earnings Account are insufficient in any Month for the required transfers to be made from the Earnings Account to the Retention Account, the Borrower shall make up the amount of the insufficiency on demand from the Bank, but without prejudice to its right to make such demand, the Bank may elect to make up the whole or any part of such insufficiency by increasing the amount of any transfer to be made in accordance with Clause 9.03 from the aggregate receipts either immediately upon receipt or in the next or subsequent Months.

9.05	Any amounts for the time being standing to the credit of the Retention Account shall bear interest at the rate from time to time offered by the Bank to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Retention Account, such interest to accrue on a daily basis and to be calculated on the actual number of days elapsed and on the basis of a 360 day year.

9.06	Until the occurrence of an Event of Default, the Bank shall on each Repayment Date and on each Interest Payment Date under this Agreement apply in accordance with the provisions of Clause 6.01 the relevant part of the balance then standing to the credit of the Retention Account as shall be required to make payment of the Repayment Instalment(s) specified in Clause 6.01 then due under the terms of this Agreement or payment of interest then due under the terms of this Agreement and such transfer shall constitute a pro tanto satisfaction of the Borrower’s obligations to pay such Repayment Instalment(s) or interest (as the case may be) then due under this Agreement.

9.07	The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment(s) of the Loan plus interest thereon will be accumulated each and every month in the Retention Account.

9.08	After the occurrence of an Event of Default the balance (if any) including any accrued interest standing to the credit of the Retention Account shall be applied in accordance with the provisions of Clause 11.03.

9.09	Upon payment in full of all principal, interest and all other amounts due to the Bank under the terms of this Agreement, any balance then standing to the credit of the Retention Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

9.10	The Borrower shall procure that throughout the Loan Period a minimum average monthly cash balance of Dollars two hundred thousand ($200,000) will be maintained in the Earnings Account.

9.11	The Borrower without prejudice to the rights of the Bank under the Pledges and the Assignment, shall and/or procure that the other parties in the Security Documents at Borrower’s sole expense, enter into such documentation as the Bank may from time to time require subject to the provisions of Clause 12 of this Agreement in order to give the Bank any additional security interest that might be required in the Earnings and/or the Earnings Account and all moneys from time to time standing to the credit of such accounts.

10.	EVENTS OF DEFAULT

10.01	The Bank may without prejudice to any of its other rights by notice to the Borrower (a) terminate the Bank’s obligation to make and to continue to make any Advance of the Loan available under this Agreement and (b) declare the Outstanding Indebtedness immediately due and payable to the Bank together with accrued interest and all other moneys owing under this Agreement and the Security Documents if:-

(a)	any principal of or interest on the Loan or any part thereof or any other amount due from the Borrower under this Agreement or any amount due from the Borrower or any of the other Security Parties is not paid on the due date for payment thereof and thereunder in the place of payment or in the case of sums payable on demand within five (5) Banking Days of the Bank making demand; or

(b)	the Borrower or the Corporate Guarantor or any of the other Security Parties fails to maintain the security ratio provided in Clause 12.01 of this Agreement or to provide the Bank with additional security in accordance with the provisions of Clause 12.03; or

(c)	the Borrower or any of the other Security Parties makes default under, or in the due and punctual observance and performance, of any other provision of this Agreement or under any of the Security Documents which (if such default is in the opinion of the Bank capable of remedy) is not remedied within twenty (20) days after written notice from the Bank requesting action to remedy the same; or

(d)	the Borrower makes default under, or in the due observance and performance of, any other provision of this Agreement which is not in the opinion of the Bank, capable of remedy, or the Borrower or any other Security Party makes default under, or in the due observance and performance of any provision of any of such documents (in each case other than a default under Clause 10.01(a)); or

(e)	any other loan or other indebtedness for borrowed money of the Borrower or any of the other Security Parties shall, by reason of breach or default under the terms of any document applicable to such loan or other indebtedness, become due and payable prematurely or the Borrower or any of the other Security Parties fails to make any payment in respect thereof on the due date (as extended by any period of grace set out in the document applicable to such loan or other indebtedness) for such payment or the Borrower or any of the other Security Parties defaults in any guarantee obligation or the security for any such other loan or other indebtedness for borrowed money or guarantee becomes enforceable; or

(f)	the Borrower raises further debts, without the prior written consent of the Bank, save for issuance of letters of guarantee in connection with its normal course of business not exceeding in aggregate the amount of Dollars two hundred thousand ($200,000); or

(g)	any representation made or deemed made pursuant to this Agreement or any of the Security Documents or any certificate or other document furnished pursuant hereto or thereto shall prove to have been incorrect in a material particular when made or deemed made; or

(h)	any governmental authorisation, approval, licence, consent or waiver at any time necessary to enable the Borrower or any of the other Security Parties to comply with their obligations under this Agreement and the Security Documents or to enable the operation of the Vessel shall be revoked or withheld or materially modified or shall otherwise not be granted or shall fail to remain in full force and effect; or

(i)	any decree or order shall be made by any competent court adjudging the Borrower or any of the other Security Parties bankrupt or insolvent under the bankruptcy or insolvency laws of any jurisdiction or any sub-division thereof, or any order shall be made or resolution passed or action taken by any of them for the purpose of entering into winding-up or dissolution or for the appointment of a liquidator, provisional liquidator, receiver, trustee, curator, sequestrator, administrator or administrative receiver (or similar official) of the Borrower or such other Security Party or all or a substantial part of its assets (save for the purposes of amalgamation or reorganisation not involving insolvency the terms of which shall have received the prior written approval of the Bank) or any similar process or proceeding shall be instituted under any relevant legislation; or

(j)	the Borrower or any of the other Security Parties shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall enter into any composition or other arrangements with its creditors generally; or

(k)	the Borrower or any of the other Security Parties ceases to carry on its business or disposes of any of its business, properties or assets or the same are seized or appropriated; or

(l)	the Vessel shall, for any reason whatsoever, cease to be managed by the Manager (for any reason other than a reason of a Total Loss or sale of such Vessel) with the approval of the Bank and the Borrower fails to nominate a replacement within two (2) Banking Days after the termination of the relevant management agreement with the Manager; or

(m)	any event of default referred to in Clause 8 of the Mortgage; or

(n)	it becomes impossible or unlawful for the Borrower or any of the other Security Parties to fulfill any of their covenants and obligations contained in this Agreement or any of the Security Documents; or

(o)	the Vessel becomes a Total Loss and the Loan is not prepaid to the Bank in accordance with the terms of Clause 6.06; or

(p)	the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower shall fail to procure release of the Vessel within thirty (30) days thereafter; or

(q)	save as provided in Clause 6.07 hereof, the Vessel or any share therein is sold or otherwise disposed of without the prior written consent of the Bank; or

(r)	there shall occur, at any time, in the reasonable opinion of the Bank a material adverse change in the financial condition or results of operation of the Borrower or any of the other Security Parties which could impair their availability to complete the terms and conditions set herein or meet the obligations hereunder; or

(s)	without the prior written consent of the Bank (which consent the Bank shall not unreasonably withhold) there is any change in the beneficial ownership or control of the Borrower or the Corporate Guarantor or the Manager or issuance and delivery of additional shares of their authorised share capital to such persons and for percentages other than those declared to the Bank prior to the execution of this Agreement; or

(t)	any sum payable into the Earnings Accounts and the Retention Account shall not be paid by the Borrower as provided in Clause 9 of this Agreement and the Borrower doesn’t prove best effort and fails despite reasonable expectations by the Bank to maintain in the Earnings Account satisfactory average cash balances as provided in Clause 9.10 of this Agreement; or

(u)	the Borrower fails to insure its Vessel in the manner specified in the Security Documents or fails to renew the Insurances and produce prompt notification of such renewal to the Bank; or

(v)	the Borrower or any Relevant Party or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Licence or the Vessel or any Relevant Ship or any Environmental Affiliate is involved in any incident which gives rise or may give rise to any Environmental Claim; or

(w)	the Vessel is detained and not released at any port within fifteen (15) days due to non-compliance with the ISM CODE or is detained and not released within fifteen (15) days due to application of any regulations of the ship safety and environment protection by any port authority; or

(x)	the Time Charter is cancelled or terminated and the Borrower has not arranged within a period of thirty (30) Banking Days for its entering into another time charter with a time charterer and at rates of charter hire and period of hire acceptable and approved by the Bank; or

(y)	the Borrower or any other Security Party fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to the Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) are or may be liable to cancellation, publication or exclusion at any time; or

(z)	anything is done or suffered or omitted to be done which in the reasonable opinion of the Bank has imperiled or is likely to imperil the security created by the Security Documents.

10.02	The Bank may without prejudice to any other rights of the Bank (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default :
(a)	by notice to the Borrower declare that the obligation of the Bank to make the Commitment available shall be terminated, whereupon the Commitment shall be reduced to zero; and/or

(b)	by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under this Agreement and the other Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Bank which are expressly waived by the Borrower; and/or

(c)	put into force and exercise all or any of the rights, powers and remedies possessed by it under this Agreement and/or under any other Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) over the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).
10.03	It is agreed that (i) the non payment of any sum of money in time will be proved conclusively by mere message of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Bank (save for manifest error).

10.04	Neither the Bank nor any receiver or manager appointed by the Bank, shall have any liability to the Borrower or any other Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an encumbrance created by a Security Document or by any failure or delay to exercise such a right or to enforce such an encumbrance; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such an encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Bank or a receiver or manager from liability for losses shown to have been caused by the willful misconduct of the Bank’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

11.	SECURITY, APPLICATION CLAUSE

11.01	The Borrower hereby covenants and undertakes with the Bank to execute and deliver (and procure the execution and delivery by the other parties thereto) of the Security Documents at the times and in the manner provided in this Agreement so that all such documents shall both at the date of such execution and delivery and at all times during the Loan Period be valid and binding obligations of the Borrower and the other parties thereto in accordance with their respective terms.

11.02	It is hereby expressly declared and agreed that any security created by any provision of this Agreement and/or any of the other Security Documents shall be held by the Bank as a continuing security for the payment of the Outstanding Indebtedness in whatever currency or currencies the same may from time to time be denominated and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts hereby and thereby secured and that the security so created shall be in addition to and shall not in any way prejudice or affect, or be prejudiced or affected by, any collateral or other security now or hereafter held by the Bank for all or any part of the moneys hereby and thereby secured and that every power and remedy given to the Bank hereunder and under the other Security Documents shall be an addition to, and not a limitation of, any and every other power or remedy vested in the Bank under any of the other Security Documents and that all the powers so vested in the Bank may be exercised from time to time and as often as the Bank may deed expedient.

11.03	All moneys received by the Bank under or pursuant to any of the Security Documents and expressed to be applicable in accordance with the provisions of this Clause shall (unless the Bank in its absolute discretion determines otherwise) be applied by the Bank in the following manner:-

(a)	first, in or towards payment of all sums other than principal or interest on the Loan which may be owing to the Bank under this Agreement and the Security Documents or any of them,

(b)	secondly in or towards payment of any default interest,

(c)	thirdly in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof,

(d)	fourthly, in or towards repayment of the Loan whether the same is due and payable or not,

(e)	fifthly, in or towards payment to the Bank of any amount due to it in accordance with the provision of Clause 16.01 by reason of any such payment in respect of principal not being effected on the last day of an Interest Period, and

(f)	sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever may be entitled to receive such surplus.

12.	UNDERTAKINGS

12.01	The Borrower hereby undertakes that if, and so often as, the Market Value of the Vessel falls below one hundred and thirty percent (130%) of the Outstanding Indebtedness (“the Hull to Debt Ratio”), it will within fifteen (15) days of a notice from the Bank of such event either provide the Bank with or procure the provision to the Bank by the Corporate Guarantor of such additional security as shall in the opinion of the Bank be adequate to make up such deficiency, which additional security shall take such form, be constituted by such documentation and be entered into between such parties as the Bank in its absolute discretion may approve or prepay in accordance with and subject to the obligations of Clauses 6.02, 6.03, 6.04 and 6.05 but without regard to the requirement for five (5) Banking Days’ notice such amount of the Outstanding Indebtedness (with or without prior demand by the Bank) as will ensure that the Hull to Debt Ratio is after such prepayment at least one hundred and thirty per cent (130%) of the Outstanding Indebtedness.

12.02	For the purpose of Clauses 12.01 and 12.03 the Market Value of the Vessel shall be determined annually by means of valuations obtained at the expense of the Borrower. The said valuations shall be made by an independent first-class London or Piraeus sale and purchase shipbroker appointed by the Borrower and approved by the Bank. Such valuation(s) made by the approved shipbroker shall be accepted as conclusive evidence of the Market Value of the Vessel at the date thereof. All valuations shall be made on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment. The Borrower agrees to supply to the Bank and to any shipbroker appointed as aforesaid such information concerning the Vessel, its condition including authorization for access to its records as such shipbroker may reasonably require for the purpose of making the valuations.

12.03	For the purpose of Clause 12.02 the value of any additional security provided or to be provided to the Bank shall be determined by the Bank in its absolute discretion without any necessity for the Bank assigning any reason thereto, provided always that:-
(i)	in case of security in the form of a mortgage over any vessel being provided as additional security the valuation procedure provided for in Clause 12.02 shall be followed; and

(ii)	in case of cash in Dollars the principal amount of such cash deposited in an interest bearing account pledged or otherwise charged in favour of the Bank (with any interest earned, compounded and retained thereon at any relevant time) shall be taken as value to make up the deficiency.
12.04	In connection with any additional security provided in accordance with Clauses 12.01 and 12.03 it shall be a condition of the Bank’s acceptance thereof that it receives certified copies of such documents of the kind referred to in Clause 4.01 (a) to (d) inclusive and satisfactory evidence to the Bank on the matters provided therein and such favourable legal opinions as the Bank shall in its absolute discretion require.

13.	COVENANTS

13.01	The Borrower hereby covenants and undertakes with the Bank that as and from the date of this Agreement and throughout the Loan Period it will (and will procure that any other Security Party will):

(a)	provide such information in relation to the Vessel and business and affairs as the Bank may from time to time reasonably request;

(b)	notify the Bank within five (5) Banking Days of the occurrence of any Event of Default (or any event which, with the giving of notice or lapse of time or otherwise, could constitute an Event of Default);

(c)	promptly pay and discharge all taxes, assessments, duties, levies imposts and all governmental charges whatsoever and however imposed upon its assets, business, undertaking or operations unless and to the extent that the same shall be contested in good faith by it and by appropriate legal proceedings;

(d)	without prejudice to the generality of sub-clause a) of this Clause 13.01, promptly supply the Bank at its reasonable request, photocopies of duly executed charter parties for the Vessel or addenda thereto as and when these are made available by the respective charterers;

(e)	supply and procure that the Bank be supplied within one hundred and eighty (180) days of the end of each financial year (starting with the financial year ending on December 31, 2006) with its audited annual financial statements or accounts for such financial year and also with the Group’s annual audited combined financial statements or accounts. Further the Borrower will provide the Bank annually and from time to time, as the Bank may reasonably request, and in form and substance satisfactory to the Bank, with information on the financial conditions, cash flow position, commitments and operations of the Borrower and the Group including cash flow analysis and voyage accounts of any vessels owned by any such party with a breakdown of income and running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by one of the directors of the relevant company as to their correctness;

(f)	keep or procure to be kept proper books of account in respect of the Vessel and the Earnings relative thereto and will if and whenever the Bank notifies it that it wishes to inspect such books of account make the same available for inspection by or on behalf of the Bank;

(g)	comply with and procure that the Environmental Affiliates or any Relevant Party comply with all Environmental Laws and notify the Bank immediately upon any Environmental Claim exercised against the Vessel or the Borrower or any Relevant Party as well as of any incident which may give rise to an Environmental Claim and keep the Bank advised on a regular basis and to the satisfaction of the Bank of any response of the Borrower or such Relevant Party, or the Environmental Affiliate to such claim;

(h)	provide the Bank promptly at any time reasonably requested by the Bank during the Loan Period with copies of the classification records of the Vessel, recent condition survey reports of the Vessel and subject the same at its expenses to a physical inspection by an independent surveyor nominated by the Bank. For such purpose the Borrower or the Manager shall provide the Bank and its appointed surveyor with any powers and authorities needed to be given access to inspect and report upon the Vessel’s classification records. Additionally, the Bank shall have the right to review the operating and insurance records of the Borrower;

(i)	provide to the Bank at least once per annum, if so requested by the Bank, up to date valuation of the Vessel determined in accordance with Clause 12.02 hereinabove;

(j)	procure that the Earnings Account in the manner and with the minimum cash balances provided in Clause 9.10 of this Agreement is maintained with the Bank and that any other account or accounts which the Bank may require in respect of this Agreement are opened and maintained and also that the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to such account in the name of the Borrower as shall from time to time agreed by the Bank in accordance with the provisions hereof and of the relevant Security Documents;

(k)	comply with and procure that the Vessel and the Manager apply the requirements of the ISM CODE;

(l)	comply with and procure that the Vessel and the Manager apply the requirements of the ISPS Code and in particular:
(a)	maintain at all times a valid and current ISSC in respect of the Vessel;

(b)	immediately notify the Bank in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(c)	procure that the Vessel will comply at all times with the ISPS Code;
(m)	ensure that all Insurances of the Vessel are maintained and comply with all insurance requirements specified in the Mortgage and in case of failure to maintain the Vessel so insured, authorise the Bank (and such authorisation is hereby expressly given to the Bank) to have the right but not the obligation to effect such Insurances on behalf of the Borrower (and in case the Vessel remaining in port for an extended period to effect port risks insurances at the cost of the Borrower);

(n)	ensure that the Vessel is maintained and trades in conformity with the laws of the Republic of Panama, of its owning company or of the nationality of the officers of the Vessel and the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than the Mortgage) ownership or the Insurances;

(o)	ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 13.01 at all times rank at least pari passu with all its other present and future unsecured and unsubordinated indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contact;

(p)	ensure and procure that all other Security Parties and each of them duly and punctually comply with the covenants in sub-clauses (a) to (o) herein which are applicable to them mutatis mutandis.

13.02	The Borrower from the date of this Agreement and throughout the Loan Period shall not:-

(a)	conduct any business or activity other than the ownership, chartering and operation of vessels or make any actual or contingent commitment or investment of any kind,

(b)	save with the prior written consent of the Bank, make any distribution of its assets, whether by way of dividend or otherwise to any stockholder,

(c)	repay stockholders’ loans or any other indebtedness or material liability advanced to it by any person other than those occurring in the ordinary course of trading of the Vessel nor make any loans or advances to any person other than those occurring in the ordinary course of trading of the Vessel,

(d)	incur or agree to incur any indebtedness or material liability (whether by way of loan, credit facilities or otherwise) nor make any commitments other than those occurring in the ordinary course of the trading and operation of the Vessel,

(e)	assign or otherwise dispose of any of its book debts or any interest therein,

(f)	issue or agree to issue any guarantee in favour of any persons other than the Bank in connection with this Agreement, save for any guarantee required under the ordinary trading and operation of the Vessel and in any such case not in excess of an aggregate amount of Dollars two hundred thousand ($200,000),

(g)	issue any shares in its capital or reduce its issued share capital,

(h)	mortgage, charge, pledge or otherwise encumber the Vessel, the insurances of the Vessel or Earnings or any of its other assets or rights other than in favour of the Bank as provided in this Agreement, and in the Security Documents,

(i)	make any amendments to its articles of incorporation and its beneficial shareholders without the prior written consent of the Bank,

(j)	terminate, amend or otherwise dispose of any of its rights under the Time Charter, otherwise than is provided by the Specific Assignment in favour of the Bank,

(k)	change the Manager, without the prior written consent of the Bank,

(l)	save as provided in Clause 6.06 hereof, sell or otherwise dispose the Vessel or any share therein without the prior written consent of the Bank or create or agree to create or permit to subsist any encumbrance over the Vessel (or any share or interest therein) other than Permitted Encumbrances,

(m)	form or acquire any Subsidiaries.

The above covenants under sub-clauses (a), (c), (d), (e), (g) and (i), apply to the same extend to the Corporate Guarantor.
13.03	The Borrower will not let and will procure that the Manager will not let the Vessel on demise charter for any period, without first obtaining the written approval of the Bank (which approval the Bank shall not unreasonably withhold as long as the Bank is satisfied, by such documentation or other information as the Bank may require that its security in connection with the Vessel is not imperiled or prejudiced thereby) nor will they let the Vessel on time or consecutive voyage charter for a period which will or may by virtue of any optional extensions therein be likely to exceed twelve (12) months duration or at a rate of charter hire below the market rate from time to time.

14.	FEES

14.01	As an inducement for the Bank to enter into this Agreement the Borrower will pay to the Bank an arrangement fee in the amount of thirty six thousand Dollars ($36,000), out of which the amount of eighteen thousand Dollars ($18,000) has been paid to the Bank on . 2006 whilst the remaining amount of eighteen thousand Dollars ($18,000) will be paid to the Bank on the Drawdown Date of Advance A.

14.02	The Borrower shall pay to the Bank in arrears on each of the dates falling at three months intervals from the date of acceptance of the Commitment Letter and until the earlier of (a) the Final Availability Date, (b) the Drawdown Date of Advance B and (c) the date of cancellation of the Commitment in full by the Borrower (the “Commitment Commission Period”) commitment commission at the rate of 1% per annum on the daily undrawn and uncancelled amount of the Commitment, computed from the date of acceptance of the Commitment Letter (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) until the last day of the Commitment Commission Period.

The arrangement fee referred to in this Clause 14 is not refundable and shall be payable by the Borrower to the Bank whether or not any part of the Commitment is ever advanced.

15.	FORCE MAJEURE, ILLEGALITY AND INCREASED COST

15.01	The Bank shall not be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any governmental or local authority or any strike, lockout (including any such effected by or upon the Bank or its employees) or from any act of God or war (whether declared or not).

15.02	In the event that an introduction of a new law or regulation or a change in any applicable law or applicable governmental regulation or applicable order or any interpretation thereof by an authority charged with the administration thereof or any order of any court of competent jurisdiction shall make it unlawful for the Bank to make the Loan available or to maintain or give effect to its obligations under this Agreement or any of the Security Documents the Bank shall, by notice to the Borrower, declare that the Bank’s obligations shall be terminated forthwith and (if the Loan shall have been made available) the Borrower shall prepay the Loan with accrued interest and any amount due to the Bank in accordance with the provisions of Clause 16.01 at the end of the then current Interest Period in respect of the whole of the Loan or on the expiry of such lesser period as the Bank shall certify as being required for payment by such new law, regulation, change in law, regulation or order or interpretation thereof, or court order.

15.03	In the event that any new law or regulation or any change in any existing law or regulation or in the interpretation thereof by any authority charged with the administration thereof or any order of any court of competent jurisdiction or compliance by the Bank with any request direction or requirement from any applicable fiscal or monetary authority (having the force of law) shall: -

(a)	subject the Bank to any tax, levy, impost, duty, charge or fee with respect to payments of principal or interest on the Loan or any other amount payable under this Agreement or the Security Documents; or

(b)	impose any liability on the Bank to make a payment or a return foregone, which is calculated by reference to any amounts received or receivable by the Bank under this Agreement as an item arising directly out of the implementation by the applicable authorities having jurisdiction over the Bank of the matters set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Standards” to the extent and according to the timetable provided for in the statement; or

(c)	change the basis of taxation of payments to the Bank of principal or interest on the Loan or any other amounts payable under this Agreement or the Security Documents (except for taxes on the overall net income of the Bank imposed by the taxing authorities in the jurisdiction in which its principal office or lending branch hereunder is located); or

(d)	impose modify or deem applicable any reserve requirement or a cash capital adequacy liquidity or other ratio or require the making of any special deposits against assets held by, or deposits in or for the account of, or loans by, the Bank or impose such requirements which affect generally the allocation of the capital resources of the Bank to its obligations; or

(e)	impose on the Bank any other condition with respect to this Agreement or the Security Documents or the obligations assumed by it under this Agreement and the Security Documents and the result of any of the foregoing events under 15.03 (a), (b) and (c) hereinabove shall be to increase the cost to the Bank of making available the Loan or maintaining the Loan or to reduce the rate of return of the Bank on the Loan or its capital by an amount which in the sole discretion of the Bank the Bank would have been able to achieve but for the occurrence of the foregoing in all or any of the above cases, then upon demand being made to the Borrower by the Bank, the Borrower shall pay to the Bank such additional amounts as the Bank certifies to the Borrower will compensate the Bank for such additional costs or reduction, Provided that the Bank will use its best endeavours to mitigate the effects of any such event.

15.04	If the Bank shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Interest Period in respect of the Loan or any part of the Loan the Bank shall give notice of such determination (hereinafter called “Determination Notice”) to the Borrower. The Borrower and the Bank shall then negotiate in good faith in order to agree mutually satisfactory Interest Rate, Interest Period and Interest Payment Dates to be substituted for those which would otherwise have applied under this Agreement. If the Borrower and the Bank are unable to agree upon such Interest Rate, Interest Period and Interest Payment Dates within a period not exceeding thirty (30) days of the giving of such Determination Notice, the Bank shall set an Interest Rate, Interest Period and Interest Payment Dates all to take effect from the expiration of the Interest Period in respect of the whole of the respective Loan current at the date of the Determination Notice, which rate shall represent the Margin plus the cost to the Bank of funding the respective Loan (including, without prejudice to the generality of the foregoing, the cost of acquiring deposits and financing and any additional amount or amounts payable by the Borrower pursuant to Clause 15.03). In the event that the state of affairs referred to in this Clause 15.04 shall extend beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary.

15.05	If the Bank shall certify to the Borrower that, by reason of circumstances affecting the London Interbank Market generally, it is unable to obtain Dollars in the London Interbank Market and that accordingly the Bank will not be able to make or to continue to make the Loan available under this Agreement, the Bank shall give notice of such determination to the Borrower (whereafter the liability of the Bank to continue to make the Loan available shall cease) requiring the Borrower to repay the

Loan to the Bank on the last day of the then current Interest Period in respect of the whole of the Loan together with interest to the date of actual payment and all sums payable by the Borrower to the Bank pursuant to this Agreement.

15.06	The certificate(s) of determination of the Bank as to any of the matters referred to in this Clause 15 shall, save for any manifest error, be conclusive and binding on the Borrower.

16.	EXPENSES AND INDEMNITIES

16.01	The Borrower undertakes to indemnify the Bank on demand in respect of all costs, charges and expenses including, without limitation, legal fees and survey fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the negotiation, preparation, printing, execution and registration of each of the Security Documents and any other document referred to therein and the completion of the transaction therein contemplated.

16.02	The Borrower undertakes to indemnity the Bank on demand in respect of the charges and expenses including, without limitation, legal fees (together with value added tax or any similar tax thereon) incurred by the Bank in connection with the consideration and/or implementation of any subsequently agreed variation to any of the Security Documents and the exercise or enforcement or attempted or contemplated exercise or enforcement against the Borrower of, or the reservation or preservation or attempted or contemplated reservation or preservation of any rights, powers, privileges, remedies or securities under, any one or more of the Security Documents.

16.03	The Borrower undertakes to indemnify the Bank on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement and the other Security Documents.

16.04	Without prejudice to the entitlement of the Bank pursuant to the terms of Clause 7.04 and 15 the Borrower shall indemnify the Bank against any loss and/or expense (including legal expenses) which it may sustain or incur as a consequence of:
(a)	any default in repayment of the Loan (or any part thereof) or in payment of interest accrued thereon or any other amount payable pursuant to the terms of one or more of the Security Documents; or

(b)	the occurrence of any other Event of Default or of any prepayment of the Loan or any part thereof otherwise than in accordance with the terms of this Agreement; or

(c)	the Loan not being made available on the date specified in the Notice of Drawdown pursuant to Clause 5.02 (c) by reason of any of the applicable conditions precedent not being satisfied including but without limitation all losses (including loss of Margin) premiums and penalties incurred or to be incurred in liquidating or re-employing deposits made by third parties or funds acquired to effect or maintain the Loan or any part thereof until the next applicable Interest Payment Date (as the case may be) the date of actual payment or prepayment.
16.05	The Borrower shall indemnify the Bank against all losses, premiums, penalties, costs and expenses whatsoever incurred by the Bank in connection howsoever with any interest rate “swap”, “cap”, or other transaction entered into or to be entered into by the Bank at the Borrower’s request at any time and from time to time with any counterparty the ultimate commercial purpose of which is to limit or offset the exposure of the Borrower to future increases of floating interest rates in connection howsoever with this Agreement.

16.06	If any sum due from the Borrower under this Agreement or any of the Security Documents under any order or judgement given or made in relation to this Agreement or any of the Security Documents has to be converted from the currency (“the first currency”) for the purpose of (i) making or filing a claim or proof against the Borrower (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to this Agreement or any of the Security Documents, the Borrower shall indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency at the then spot rate of exchange upon receipt of a sum paid to it in or towards satisfaction of any such order, judgement, claim or proof. Any amount payable by the Borrower under the indemnity herein contained shall be due as a separate debt and liability of the Borrower thereunder and shall not be affected by judgement being obtained for any other sums due or in respect of one or more of the Security Documents.

16.07	The Bank shall certify to the Borrower any amount due to it under the foregoing provisions of this Clause 16 which certificate shall (save in the case of manifest error) be conclusive and any such amount shall become payable upon receipt of such certificate.

17.	ACCOUNTS AND SET-OFF

17.01	The Bank will maintain a loan account in the name of the Borrower to which it shall debit the principal amount of the Loan and all interest, fees, charges and expenses accruing in respect of the Loan from time to time and to which it shall credit each payment received by it hereunder in respect of any such principal, interest, fees, charges and/or other expenses. Such loan account shall, in the absence of manifest arithmetical error, be conclusive as to the amount from time to time due from the Borrower to the Bank in respect of the principal of, interest on and other fees, charges and expenses in respect of the Loan.

17.02	The Borrower irrevocably authorises the Bank to combine any and all accounts held by the Borrower with it and to apply (without prior notice) any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any such account at any of the Bank’s offices in or towards satisfaction of any sum then due from the Borrower to the Bank under this Agreement and unpaid. For that purpose, the Bank is irrevocably authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

17.03	The parties agree that a certificate of the Bank executed by an officer of the Bank shall save for manifest error be conclusive evidence of the amount due under this Agreement and constitute evidence against the Borrower but the Borrower shall be entitled to rebut such evidence by any means of evidence, save for witnesses.

18.	ASSIGNMENT AND TRANSFER OF LOAN

18.01	The Borrower and any other Security Party shall not be entitled to assign or transfer any of its rights or obligations under this Agreement and/or the Security Documents.

18.02	The Bank shall be entitled at any time to assign or transfer the whole or any part of its rights and obligations under this Agreement and its Security Documents to any subsidiary of the Bank or any other bank or lending institution whatsoever PROVIDED always that the Borrower shall not be bound by any such assignment or transfer until it shall have received written notice of the same from the Bank and it shall not have exercised an option to prepay the Loan in full as provided in Clauses 6.02, 6.03, 6.04 and 6.05 within such time. Otherwise and in any case the Borrower shall co-operate fully with the Bank in this respect and will execute and procure the execution (at the expense of the Bank) of such consent or other documents as may be required by the Bank to give effect thereto.

18.03	The Bank shall be at liberty to transfer the Loan to any other branch or branches and upon notification of any such transfer the word “Bank” in this Agreement shall mean “FBB — FIRST BUSINESS BANK S.A.” acting through such other branch or branches worldwide and the terms and provisions of this Agreement shall be construed accordingly.

18.04	Notwithstanding any change in the constitution of the Bank or its absorption in or amalgamation with any other person or the acquisition of all or part of its undertaking by any other party, this Agreement and all other Security Documents shall be enforceable and valid.

18.05	The Bank may disclose to any potential assignee or transferee in whole or in part of its rights and/or obligations under this Agreement and its Security Documents, any information which the Bank has received in relation to the Borrower or any other Security party or their affairs in connection with the foregoing unless the information is given on a strictly confidential basis.

19.	NOTICES

19.01	Every certificate notice or demand under this Agreement shall be in writing but may be given or made by signed fax, or phone confirmed by letter. A certificate notice or demand shall be sent to the Borrower c/o the Manager, 93, Akti Miaouli, 18538 Piraeus, Greece [Fax No. +30210-4291010] [Telephone No. +30210 — 4528770] Attention: the Manager, and in the case of the Bank to 62 Notara & Sotiros Dios Streets, 18535 Piraeus, Greece, [Fax No. +30210-4132058], [Telephone No. +30210-4118711], Attention: The Manager, or in either such case to such changed address or fax or phone number as may be notified in writing to the other parties.

19.02	Every certificate, notice or demand shall except so far as otherwise required by this Agreement be deemed to have been given in the case of a fax on the date of despatch thereof provided same is a Banking Day, otherwise despatch shall be deemed to have taken place on the immediately following Banking Day (provided also that despatch thereof is evidenced by the fax number appearing on the despatched fax) and in the case of a letter upon the receipt thereof if delivered personally or three (3) days after it has been put into registered post.

20.	MISCELLANEOUS

20.01	Time is of the essence of this Agreement but no failure or delay on the part of the Bank to exercise any power or right under this Agreement or any of the Security Documents shall operate as a waiver thereof nor shall any single or partial exercise by the Bank of any power or right hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other power or right. The remedies provided herein and in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

20.02	Any provision of this Agreement or of any of the Security Documents prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement or the relevant Security Document and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement or the relevant Security Documents. Where however the provisions of any such applicable law may be waived they are hereby waived by the parties to this Agreement to the full extent permitted by such law to the end that this Agreement and any relevant Security Document shall be a valid and binding agreement enforceable in accordance with its terms.

20.03	This Agreement may be amended or varied only by an instrument in writing executed by or on behalf of all of the parties hereto.

20.04	This Agreement and the other Security Documents to which the Borrower is a party represent the entire agreement between the Bank and the Borrower and all prior discussions and negotiations are merged herein and therein.

20.05	This Agreement may be executed in counterparts each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

20.06	The provisions of this Agreement and where relevant of the Security Documents shall be read together but in event of any conflict between the provisions of this Agreement and those of the Security Documents the provisions of this Agreement shall prevail.

21.	APPLICABLE LAW AND JURISDICTION

21.01	This Agreement shall be governed by and construed in accordance with Greek Law and in particular with the provisions of (i) Act of the Monetary Committee under serial No. 187/1978, (ii) the provisions of L.D. dated 17.7/13.8.1923 on “Special Provisions on Societes Anonymes” and (iii) the special terms set out in the resolutions of the Bank of Greece or any other competent authority. Moreover the Borrower hereby acknowledges and declares that it is fully familiar with the General Transaction Terms of the Bank and it is hereby agreed that the said General Transaction Terms shall be deemed an integral part of this Agreement.

21.02	For the exclusive benefit of the Bank the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of Piraeus.

21.03	The Borrower appoints Mr. Ion G. Varouxakis, of 93 Akti Miaouli, 18538 Piraeus, Greece as agent to accept service upon whom any judicial process may be served and any notice, request, demand or other communication under this Agreement regarding the Borrower.

21.04	Nothing herein shall limit the right of the Bank to take proceedings against the Borrower in any other Court of competent jurisdiction, whether concurrently or not and exercise any right which the Bank may have (whether under the law of any country, an international convention or otherwise) with regard to such proceedings, service of process, the recognition or enforcement of a judgement or any similar or related matter in such other jurisdiction.

21.05	To the extent that the Borrower or any of its property may in any jurisdiction enjoy or be entitled to exemption or immunity from any legal process (including without limitation any relief or execution) the Borrower hereby irrevocably agrees not to claim or invoke and hereby irrevocably waives such exemption or immunity to the full extent permitted by the law of such jurisdiction.

21.06	“Proceedings” in this Clause means proceedings of any kind, including an application for a provisional or protective measure.

21.07	The parties in this Agreement have agreed and elected the English as the language of this Agreement.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized officers or attorneys the day and year first above written.
SIGNED BY
....................................
for and on behalf of
ADVENTURE FOUR S.A.
in the presence of:-
SIGNED BY
Nikolaos Vouyoukas
for and on behalf of
FBB — FIRST BUSINESS BANK S.A.
in the presence of:-

SCHEDULE 1
FORM OF NOTICE OF DRAWDOWN

To:	FBB — FIRST BUSINESS BANK S.A.
62 Notara & Sotiros Dios Streets,
185 36 Piraeus
Attention: Loans Administration . 2006
DRAWDOWN NOTICE
1.	We refer to the loan agreement (the “Loan Agreement”) dated .... 2006 and made between ourselves, as borrower and yourselves, as bank in connection with a loan facility equal to the lesser of Dollars four million, eight hundred thousand (€4,800,000) and 60% of the Market Value of the Vessel. Terms defined in the Loan Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We hereby give you notice that we wish to draw the Commitment in the amount .... ($) as follows :
(a)	Drawdown Date: ...

(b)	Interest Period: ...

(c)	Payment Instructions:
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 2 of the Loan Agreement would remain true and correct if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or an event which with the lapse of the giving of notice, time or otherwise could constitute an event of default has occurred or will result from the borrowing of the Loan;

(c)	the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Bank in the negotiation of the Loan Agreement.
4.	This notice cannot be revoked without the prior consent of the Bank.

Signed by
Mr...............
for and on behalf of
The Borrower
ADVENTURE FOUR S.A.
in the presence of:
Acknowledged
By: ..............
For and on behalf of
The Corporate Guarantor
FREESEAS INC.
in the presence of:

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
[referred to in Clause 4.01(a)]
(A)	Documents and evidence required as conditions precedent to the Commitment being made available:

1)	a certified copy of (i) the certificate of incorporation and the memorandum and articles of association (or equivalent documents) of the Borrower, the Corporate Guarantor and the Manager and all amendments thereto and any other documents required to be filed or registered or issued under the laws of the place of their incorporation to establish the incorporation and/or good standing of such parties under such laws, (ii) resolutions passed at meetings of the Board of Directors of the Borrower, the Corporate Guarantor and the Manager (iii) resolutions passed at meetings of the Shareholders of the Borrower and the Corporate Guarantor, evidencing approval of the Agreement and such of the Security Documents to which each of them is or is to be a party and authorising appropriate officers or attorneys to execute the same and to sign all notices required to be given under the Agreement and such of the Security Documents to which each of them is or is to be a party;

2)	the originals of any powers of attorney issued in favour of any person executing the Agreement or any of the Security Documents on behalf of the Borrower, the Corporate Guarantor and the Manager;

3)	a list specifying the directors of the Borrower, the Corporate Guarantor and the Manager and further specifying the authorized and issued share capital of such entities and the holders of the shares therein, certified by a director or officer of the respective entity;

4)	all mandates, signature cards and other documents or evidence required in connection with any account or accounts in the name of the Borrower and of all transfers to be made to such accounts pursuant thereto;

5)	a Certificate of Good Standing of the Borrower, the Corporate Guarantor and the Manager, duly issued by the competent authorities;

6)	evidence that all fees payable to the Bank and other disbursements have been paid or prompt payment arrangements have been made (as the case may be);

7)	Borrower’s counsel legal opinion, in form and substance satisfactory to the Bank.

(B)	Documents and evidence required as conditions precedent to Advance A being made available:

1)	the Notice of Drawdown in respect to such Advance duly executed;

2)	documentary evidence for the registration of the Vessel under the laws and flag of the Republic of the Panama in the ownership of the Borrower, free of any encumbrances other than the Mortgage;

3)	confirmation from the classification society of the Vessel that it maintains the class specified in the Agreement, free of all recommendations and requirements affecting class accompanied by a recent Class Maintenance Certificate;

4)	documentary evidence that the Vessel is insured in accordance with the provisions of the Mortgage, in respect of Hull and Machinery, War Risks, Protection and Indemnity and that the requirements therein in respect of the Insurances have been complied with and without prejudice to the generality of the foregoing that all outstanding calls and premia have been paid;

5)	documentary evidence that the Borrower has entered in the name of the Bank in the Mortgagee’s Interest Insurance in accordance with the provisions of the Mortgage;

6)	documentary evidence that the Insurance Brokers and Protection and Indemnity Clubs or their managers have noted or will note the interest of the Bank under the Insurances and they will be providing their Letters of Undertaking;

7)	documentary evidence that the Corporate Guarantee, the Mortgage and the Assignment have been duly executed, delivered and registered (as the case may be) together with all items and documents required to be delivered pursuant to their respective terms;

8)	documentary evidence that the Manager’s Undertaking and the Pledges have been duly executed and delivered to the Bank, in form and substance satisfactory to the Bank;

9)	documentary evidence that the Vessel is managed by the Manager on terms acceptable to the Bank together with copies of the respective documents of compliance (DOC), safety management certificate (SMC) and the documents related with the ISM Designated Person for the Vessel;

10)	a favourable legal opinion from the Panamanian lawyers on all matters concerning the validity, enforceability and duly recordation of the Mortgage with the Panamanian Registry;

11)	copies of all safety and trading certificates of the Vessel, clean and valid;

12)	valuation of the Vessel given on the basis of her Market Value as set out in Clause 12.02 hereof taking into account the Vessel’s value before and after the successful completion of the special survey/dry docking;

13)	a satisfactory to the Bank recent physical condition survey report on the Vessel together with a comprehensive record inspection from a surveyor appointed by the Bank, at the Borrower’s expenses;

14)	a detailed report of the special survey /dry docking works that will be carried out on the Vessel during her scheduled special survey/dry docking and estimated costs and expenses of same;

15)	documentary evidence that Egnatia Bank S.A. has fully discharged the Borrower from all its obligations and liabilities towards such bank under the loan agreement dated 9th June 2005 together with a notice of reassignment of the Vessel’s insurances and earnings executed by Egnatia Bank S.A. in favour of the Borrower, in form and substance satisfactory to the Bank;

16)	discharge deed of the existing mortgage over the Vessel in favour of Egnatia Bank S.A.;

17)	a written declaration of the Borrower’s, Corporate Guarantor’s and Manager’s beneficial shareholding(s), executed by their ultimate shareholders, in form and substance satisfactory to the Bank;

18)	certificate of drawdown of Advance A in the form of Schedule 3;

19)	copy of the management agreement entered into in respect to the Vessel with the Manager;

20)	an insurance report by an independent firm of marine insurance brokers appointed by the Bank at the expense of the Borrower confirming the adequacy of the Insurances maintained on the Vessel; and

21)	copy of the ISPC Certificate.

(C)	Documents and evidence required as conditions precedent to Advance B being made available :

1)	the Notice of Drawdown in respect to such Advance duly executed;

2)	documentary evidence that Hollandsche Bank-Unie has fully discharged the Borrower from all its obligations and liabilities towards such bank under the overdraft facility agreement dated 14th June 2006 entered into between said bank and the Borrower;

3)	documentary evidence that the special survey/dry docking works of the Vessel, as detailed in the report provided to the Bank have been successfully completed and also adequate evidence of all the works that have been carried out on the Vessel and the exact cost of same, in form and substance satisfactory to the Bank;

4)	recent confirmation from the classification society of the Vessel that she maintains the class specified in the Agreement, free of all recommendations and requirements affecting class;

5)	valuation of the Vessel given on the basis of her Market Value as set out in Clause 12.02 hereof determined in accordance with the Vessel’s value after successful completion of the special survey / dry docking; and

6)	certificate of drawdown of Advance B in the form of Schedule 3.

SCHEDULE 3 — CERTIFICATE OF DRAWDOWN OF ADVANCE ...
The undersigned do hereby certify that pursuant to the loan agreement dated ... .... 2006, executed between ADVENTURE FOUR S.A. of Majuro, Marshall Islands, as borrower (the “Borrower”) and FBB — FIRST BUSINESS BANK S.A. acting through its shipping division at 62 Notara & Sotiros Dios Streets, 18535 Piraeus, (the “Bank”), the amount of U.S. Dollars ... representing Advance ... has been disbursed today by the Bank.
Terms used herein and not defined shall be attributed the meaning given to them in the Loan Agreement.
The Loan is secured among others by the following Security Documents duly executed:
a) Corporate Guarantee of Freeseas Inc. of Majuro, Marshall Islands (“Corporate Guarantor”), b) First Preferred Panamanian Naval mortgage on the motor vessel “FREE FIGHTER” (“the Vessel”), c) Assignments of the Earnings and Insurances of the Vessel, d) Pledges over the Earnings Account and the Retention Account of the Borrower and e) Manager’s Undertaking.
After the said drawdown by the Borrower today the ... ... 2006 in accordance with the terms of the Loan Agreement, the undersigned hereby acknowledge receipt of the Advance ... drawn and declare that it is justly indebted to the Bank in the principal amount of U.S. Dollars . .. which it promises to pay in accordance with the terms of the Loan Agreement.
IN WITNESS whereof the undersigned executed this certificate today the .. day of .... 2006.
Signed by: .............................
for and on behalf of the Borrower
ADVENTURE FOUR S.A.
in the presence of:
Acknowledged
By: .............................
For and on behalf of the Corporate Guarantor
FREESEAS INC.
in the presence of: